Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS
SAN DIEGO, CA – (BusinessWire) - February 13, 2019 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights:
•Total revenue grew 15% to $132.6 million as compared to $114.9 million in the fourth quarter of 2017.

•	Quidel’s legacy revenue grew 3% from the fourth quarter of 2017 to $69.6 million.

•	Total influenza revenue increased 4% from the fourth quarter of 2017 to $34.9 million.

•	Cardiac Immunoassay revenue grew 34% from the fourth quarter of 2017 to $62.9 million.

•	Molecular Diagnostic Solutions revenue grew 30% to $5.8 million.

•	Reported GAAP EPS of $0.78 per diluted share and non-GAAP EPS of $0.80 per diluted share.

•	Received CE Mark for Sofia® Quantitative Vitamin D Assay, Sofia® 2 Lyme+ Fluorescent Immunoassay and TriageTrueTM High Sensitivity Troponin I Test.

•	Paid down $30.0 million on the Revolving Credit Facility.

Full Year 2018 Highlights:

•	Total revenue increased by 88% to $522.3 million, as compared to $277.7 million in 2017.

•	Quidel’s legacy revenue grew 11% from 2017 to $255.8 million.

•	Total influenza revenue increased 18% from 2017 to $126.7 million.

•	Reported Cardiac Immunoassay revenue of $266.5 million.

•	Molecular Diagnostic Solutions revenue grew 42% from 2017 to $19.4 million.

•	Reported GAAP EPS of $1.86 per diluted share and non-GAAP EPS of $3.04 per diluted share for 2018.

•	Reduced debt principal from $422.3 million to $111.7 million; at year-end, leverage ratio was below 1X EBITDA.

Fourth Quarter 2018 Results
Total revenue for the fourth quarter of 2018 was $132.6 million, versus $114.9 million in the fourth quarter of 2017. The 15% increase in revenue from the fourth quarter of 2017 was driven by a full quarter of Cardiac Immunoassay revenue from the acquired Triage and BNP Businesses, as well as increased sales of Rapid Immunoassay and Molecular Diagnostics products.

Cardiac Immunoassay revenue, which includes Triage, Triage Toxicology and BNP product revenues, totaled $62.9 million in the fourth quarter of 2018. Rapid Immunoassay product revenue (which includes QuickVue, Sofia and Eye Health products) increased 3% in the fourth quarter of 2018 to $50.4 million. Molecular Diagnostics revenue increased 30% to $5.8 million, led by 71% growth in Solana.

“In every respect, 2018 was an exceptional year for Quidel, as we met or exceeded nearly all of our expectations laid out at our Analyst Day in April last year. We expanded internationally, integrated a high percentage of the Alere assets acquired in October 2017, and delivered over $13.0 million in synergies. Commercial execution throughout the year was outstanding, as well. Revenues for the Cardiac business were 7% better than we had anticipated, and legacy revenues were up 11% over the prior year. Placements of our flagship platform, Sofia, were nearly 10,000, far greater than in any prior year. And, we grew our molecular business by 42%. We beat our EBITDA target, and generated significant cash that was used in part to reduce our debt by $310.6 million,” said Douglas Bryant, president and CEO of Quidel Corporation. “I’m proud of the progress we’ve made, and of the ‘can-do’ culture that pervades our company globally.”

Gross Profit in the fourth quarter of 2018 increased to $82.1 million, an increase of $23.0 million, the result of a non-recurring inventory step-up amortization in 2017, increased sales volumes associated with the acquired Triage and BNP Businesses, and favorable product mix. Overall, gross margin for the quarter was 62% as compared to 51% for the same period last year, driven by the elimination of the 2017 inventory step-up amortization, as well as higher factory absorption at all manufacturing facilities, and improved yields at Summers Ridge in 2018. R&D expense increased by $2.0 million in the fourth quarter, as compared to the same period last year, primarily due to investments made to the Savanna MDx platform. Sales and Marketing expense in the fourth quarter of 2018 was in line with the fourth quarter of 2017. G&A expense increased by $3.6 million in the quarter, primarily due to increased personnel costs associated with the Triage and BNP Businesses, as well as increased professional fees. Acquisition and Integration Costs were $3.3 million, a reduction of $6.2 million from the fourth quarter of the prior year, primarily due to lower acquisition costs, and reduced integration activity related to the acquisition of the Triage and BNP Businesses.

Net income for the fourth quarter of 2018 was $32.5 million, or $0.78 per diluted share, as compared to a net loss of $5.1 million, or $(0.15) per share, for the fourth quarter of 2017. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the fourth quarter of 2018 was $34.3 million, or $0.80 per diluted share, as compared to net income of $20.2 million, or $0.56 per diluted share, for the same period in 2017.

Full Year 2018 Results
Total revenues for the twelve-month period ended December 31, 2018 increased 88% to $522.3 million, from $277.7 million in 2017. The increase in revenue was primarily driven by the full-year effect of Cardiac Immunoassay revenue from the acquired Triage and BNP Businesses, as well as 11% growth from the legacy Quidel business. Growth in the legacy business was due to increased sales of Rapid Immunoassay and Molecular Diagnostics products.

Cardiac Immunoassay revenue totaled $266.5 million for the year. Rapid Immunoassay revenue in 2018 increased 11% over 2017 to $183.2 million. Specialized Diagnostics grew 2% from 2017 to $53.2 million, mostly due to 7% growth from Specialty Products. Molecular Diagnostics revenue increased 42% to $19.4 million, led by 101% growth in Solana.

Gross Profit for the full year 2018 increased by $159.6 million, or 102% over 2017 to $315.7 million, due to the full-year impact of the Cardiac Immunoassay products from the acquisition of the Triage and BNP Businesses, and increased influenza sales in the current year. Gross margins increased by 420 basis points during 2018 due to higher volumes with the addition of Cardiac Immunoassay products and improved product mix in the current year. Amortization of intangibles reduced the gross margin by 170 basis points, and the Triage/BNP inventory step-up of fair value reduced the consolidated gross margin by an additional 70 basis points. R&D expense for 2018 increased by $18.0 million over last year primarily due to additional expenses associated with the Triage business and investment in the Savanna MDx platform. Sales and Marketing expense increased by $41.7 million over prior year, primarily due to expenses associated with the acquired Triage and BNP Businesses. G&A increased by $15.8 million in 2018, primarily due to additional costs associated with the acquired Triage and BNP Businesses, higher professional service fees and higher compensation costs. Acquisition and Integration costs in 2018 declined 14%, primarily due to lower acquisition costs, and reduced integration activity related to the acquisition of the Triage and BNP Businesses.

For the year ended 2018, net income was $74.2 million, or $1.86 per diluted share, as compared to a net loss of $8.2 million, or $(0.24) per share, for the year ended 2017. On a non-GAAP basis, net income for the year ended 2018 was $129.5 million, or $3.04 per diluted share, as compared to net income of $37.5 million, or $1.07 per diluted share, for the year ended 2017.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors, although the Company’s non-GAAP measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures presented in this press release are not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2018 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 887-9337.

A live webcast of the call can be accessed at http://ir.quidel.com/ and the website replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or 404-537-3406 for international callers, and entering pass code 887-9337.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s recently acquired Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, our reliance on sales of our influenza diagnostic tests, fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our exposure to claims and litigation, including litigation currently pending against us involving Beckman Coulter; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances; changes in government policies; costs of or our failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; failure in our information technology and storage systems; our exposure to cyber-based attacks and security breaches; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; risks relating to the acquisition and integration of the Triage and BNP Businesses; Alere’s failure to perform under various transition agreements relating to our acquisition of the Triage and BNP Businesses; that we may incur substantial costs to build our information technology infrastructure to transition the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisition of the Triage and BNP Businesses; that we our ability to manage our growth strategy; the level of our indebtedness; the amount of, and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing; that substantially the Senior Credit Facility is secured by substantially all of our assets; our prepayment requirements under the Senior Credit Facility; the agreements for our indebtedness place operating and financial restrictions on the Company; that an event of default could trigger acceleration of our outstanding indebtedness; that we may incur additional indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	2018	2017
Total revenues	$132,588	$114,890
Cost of sales	50,456	55,763
Gross profit	82,132	59,127
Research and development	12,641	10,674
Sales and marketing	26,380	26,373
General and administrative	12,299	8,709
Acquisition and integration costs	3,274	9,484
Total costs and expenses	54,594	55,240
Operating income	27,538	3,887
Other expenses, net
Interest expense, net	(4,808)	(9,201)
Loss on extinguishment of debt	—	—
Total other expense, net	(4,808)	(9,201)
Income (loss) before benefit for income taxes	22,730	(5,314)
Benefit for income taxes	(9,749)	(226)
Net income (loss)	$32,479	$(5,088)

Basic earnings (loss) per share	$0.82	$(0.15)
Diluted earnings (loss) per share	$0.78	$(0.15)
Shares used in basic per share calculations	39,507	34,333
Shares used in diluted per share calculations	42,816	34,333

Gross profit as a % of total revenues	62%	51%
Research and development as a % of total revenues	10%	9%
Sales and marketing as a % of total revenues	20%	23%
General and administrative as a % of total revenues	9%	8%

Condensed balance sheet data (in thousands):	12/31/2018	12/31/2017
Cash, cash equivalents and restricted cash	$43,695	$36,086
Accounts receivable, net	58,677	67,046
Inventories	67,379	67,078
Total assets	806,371	935,251
Short-term debt	54,550	20,315
Long-term debt	56,865	381,110
Stockholders’ equity	425,584	227,104

	Three months ended December 31,
Consolidated net revenues by product category are as follows (in thousands):	2018	2017
Rapid Immunoassay	$50,420	$49,125
Cardiac Immunoassay	62,943	47,030
Specialized Diagnostic Solutions	13,384	14,247
Molecular Diagnostic Solutions	5,841	$4,488
Total revenues	$132,588	$114,890

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	2018	2017
Total revenues	$522,285	$277,743
Cost of sales	206,572	121,601
Gross profit	315,713	156,142
Research and development	51,649	33,644
Sales and marketing	108,987	67,248
General and administrative	44,951	29,192
Acquisition and integration costs	14,197	16,506
Total costs and expenses	219,784	146,590
Operating income	95,929	9,552
Other expense, net:
Interest expense, net	(24,283)	(17,588)
Loss on extinguishment of debt	(8,262)	—
Total other expense, net	(32,545)	(17,588)
Income (loss) before income taxes	63,384	(8,036)
(Benefit) provision for income taxes	(10,799)	129
Net income (loss)	$74,183	$(8,165)

Basic earnings (loss) per share	$1.95	$(0.24)
Diluted earnings (loss) per share	$1.86	$(0.24)
Shares used in basic per share calculations	37,995	33,734
Shares used in diluted per share calculations	42,554	33,734

Gross profit as a % of total revenues	60%	56%
Research and development as a % of total revenues	10%	12%
Sales and marketing as a % of total revenues	21%	24%
General and administrative as a % of total revenues	9%	11%

	Twelve months ended December 31,
Consolidated net revenues by product category are as follows (in thousands):	2018	2017
Rapid Immunoassay	$183,160	$165,099
Cardiac Immunoassay	266,524	47,030
Specialized Diagnostic Solutions	53,243	51,978
Molecular Diagnostic Solutions	19,358	13,636
Total revenues	$522,285	$277,743

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP Financial Results	$82,132	$59,127	$27,538	$3,887	$32,479	$(5,088)
Interest expense on Convertible Senior Notes, net of tax (a)					775	—
Net income (loss) used for diluted earnings per share, if-converted method					33,254	(5,088)	$0.78	$(0.15)

Adjustments:
Interest expense on Convertible Senior Notes (a)					—	1,399
Non-cash stock compensation expense	12	225	2,519	3,123	2,519	3,123
Amortization of intangibles	1,973	3,340	7,006	8,537	7,006	8,537
Amortization of debt discount and issuance costs on credit facility					101	494
Non-cash interest expense for deferred consideration					2,314	2,608
Amortization of inventory step-up of fair value		10,950		10,950	—	10,950
Loss on extinguishment of Convertible Senior Notes					—	—
Loss on extinguishment of Senior Credit Facility					—	—
Change in fair value of acquisition contingencies			369		369	—
Acquisition and integration costs			3,274	9,484	3,274	9,484
Income tax impact of adjustments (a)(b)					(2,961)	(12,811)
Income tax impact of valuation allowance for deferred tax assets					(11,588)	1,535
Adjusted (c)	$84,117	$73,642	$40,706	$35,981	$34,288	$20,231	$0.80	$0.56

(a) The if-converted method was not applicable during 2017 as the Convertible Senior Notes were not convertible.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2018 and 35% for 2017.
(c) Adjusted net earnings per share for the three months ended December 31, 2018 was calculated using an adjusted diluted weighted average shares outstanding of 42.8 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 1.8 million potentially dilutive shares issuable from Convertible Senior Notes and 1.5 million potentially dilutive shares issuable from stock options and unvested RSUs.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP Financial Results	$315,713	$156,142	$95,929	$9,552	$74,183	$(8,165)
Interest expense on Convertible Senior Notes, net of tax (a)					4,927	—
Net income (loss) used for diluted earnings per share, if-converted method					79,110	(8,165)	$1.86	$(0.24)

Adjustments:
Interest expense on Convertible Senior Notes (a)					—	5,528
Non-cash stock compensation expense	763	579	11,709	9,061	11,709	9,061
Amortization of intangibles	8,712	8,883	28,896	16,142	28,896	16,142
Amortization of debt discount and issuance costs on credit facility					861	494
Non-cash interest expense for deferred consideration					10,000	2,608
Loss on extinguishment of Convertible Senior Notes					2,304	—
Loss on extinguishment of Senior Credit Facility					5,958	—
Amortization of inventory step-up of fair value	3,650	10,950	3,650	10,950	3,650	10,950
Change in fair value of acquisition contingencies			1,114		1,114	—
Acquisition and integration costs			14,197	16,506	14,197	16,506
Income tax impact of adjustments (a)(b)					(14,951)	(21,451)
Income tax impact of valuation allowance for deferred tax assets					(13,374)	5,799
Adjusted (c)	$328,838	$176,554	$155,495	$62,211	$129,474	$37,472	$3.04	$1.07

(a) The if-converted method was not applicable during 2017 as the Convertible Senior Notes were not convertible.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2018 and 35% for 2017.
(c) Adjusted net earnings per share for the twelve months ended December 31, 2018 was calculated using an adjusted diluted weighted average shares outstanding of 42.6 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 2.9 million potentially dilutive shares issuable from Convertible Senior Notes and 1.7 million potentially dilutive shares issuable from stock options and unvested RSUs.